Exhibit 99.1

Saks Incorporated Increases the Purchase Price for Its Previously

Announced Tender Offers for $658 Million of Debt

	Contact:	C. Wes Burton, Treasurer
(205) 940-4795
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama, June 24, 2005 — Retailer Saks Incorporated (NYSE: SKS) (the “Company” or “Saks”) today announced that it has increased the purchase price from $990 to par ($1,000) per $1,000 principal amount of notes in its cash tender offers for any and all of the following notes:

CUSIP No.	Outstanding Principal Amount	Title of Security
79377WAC2	$250,000,000	7 1/2% Notes due 2010
79377WAM0	$208,105,000	7% Notes due 2013
79377WAD0	$200,000,000	7 3/8% Notes due 2019

All other terms and conditions of the tender offers and consent solicitations with respect to the notes described above remain the same. Each tender offer, as amended, expires at midnight on July 18, 2005, unless extended by Saks with respect to that issue of notes.

The purchase price for each issue of notes includes an amount that Saks has designated as a consent payment in respect of the consents described below of $20 per $1,000 principal amount of notes. If a tender offer is consummated, holders that validly tender their notes in that tender offer prior to 5:00 p.m., New York City time, on July 1, 2005 will receive the full purchase price. Holders that validly tender their notes after that time will receive the purchase price less the consent payment.

The tender offers and consent solicitations are made solely by the Offers to Purchase and Consent Solicitation Statement dated June 20, 2005, the related letter of transmittal and consent, and any amendments or supplements thereto.

Saks’ obligation to purchase notes in each tender offer is subject to customary conditions,

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including the receipt of consents from holders of a majority in aggregate principal amount of the notes with respect to which the tender offer is being made and the closing of the previously announced sale of certain assets. The proposed amendments and waivers with respect to each issue of notes will require the receipt of consents from the holders of a majority in aggregate principal amount of that issue. Holders that tender their notes in the tender offers will be deemed, as a condition to a valid tender, to have given their consent to the proposed amendments applicable to the issue of notes that they are tendering and to have waived defaults under the indenture relating to that issue. If the proposed amendments become effective with respect to an issue of notes, then all notes of that issue will be subject to the proposed amendments.

Citigroup Global Markets Inc., Goldman, Sachs & Co., Banc of America Securities LLC and Wachovia Securities are acting as the dealer managers for the tender offers and the consent solicitations. Questions regarding the transaction and the procedures for consenting should be directed to the dealer managers at the following numbers:

Citigroup Global Markets Inc. Toll-free: (800) 558-3745	Goldman, Sachs & Co. Toll-free: (800) 828-3182

Banc of America Securities LLC Toll-free: (888) 292-0070	Wachovia Securities Toll-Free: (866) 309-6316

Global Bondholder Services Corporation is the information agent for the tender offers and consent solicitations. Requests for documentation should be directed to Global Bondholder Services Corporation at: (212) 430-3774 (Banks and Brokers) or (866) 470-3900 (toll free).

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 57 Saks Fifth Avenue stores, 52 Saks Off 5th stores, and saks.com. The Company also operates its Saks Department Store Group (SDSG) with 232 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 47 Club Libby Lu specialty stores. On April 29, 2005, the Company announced that it had entered into an agreement to sell 22 Proffitt’s stores and 25 McRae’s stores to Belk, Inc. The Company expects to complete the sale on July 5, 2005, subject to various closing conditions.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate

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inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the ultimate outcome and timing of the Audit Committee’s internal investigation into the matters described in the Company’s press release of June 3, 2005; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the earlier Audit Committee investigation into the matters described in the Company’s press release dated May 9, 2005; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s earlier investigation; the availability of funds, either through cash on hand or the Company’s revolving credit facility, to repay any amounts due should any notes become accelerated; decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for the Company’s future merchandise orders and other services, which could require the Company to pay cash or secure letters of credit for such orders and which could have a material adverse effect on the Company’s liquidity position and financial condition; and the delay in the filing with the SEC of the Company’s 2004 10-K and the first fiscal quarter 2005 10-Q and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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